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                                                                 Exhibit 99(a)


                             Media contact: Matt Lewis, CheckFree Corporation
                                           (770)734-3404
                                           matt_lewis@atl.checkfree.com

                                           Jerri Franz, Barnett Banks
                                           (904)791-5455

      CHECKFREE AND BARNETT BANKS SIGN FIVE-YEAR PROCESSING AGREEMENT FOR
                         HOME BANKING AND BILL PAYMENT

      Contract Makes CheckFree a Processor for 18 of the Top 25 Financial
                            Institutions in the U.S.

Atlanta, May 14, 1997 -- CheckFree Corporation, the nation's leading provider of electronic home banking and bill payment processing, today announced a five-year agreement with Barnett Banks Inc., to provide bill payment remittance processing for the bank's customers. To date, CheckFree has contracts for home banking and bill payment transaction processing for 18 of the top 25 financial institutions in the U.S.

Based in Jacksonville, Fla., Barnett is one of the 25 largest financial institutions in the country, serving more than 2.5 million customers in Florida and southern Georgia. Barnett is also one of the founding members of the Integrion Financial Alliance.

Initially, CheckFree will be the remittance processor for Barnett's customers that bank from home using Quicken and Quickbooks software, or the BankNow Web site. CheckFree will also allow Barnett customers to pay their bills using touch-tone phones.

"CheckFree is a leader in the electronic payments industry and choosing them as our partner allows us to implement quickly a broad menu of home banking solutions for our customers," said Sam McLimans, Barnett's director of Electronic and Self-Service Delivery. "In addition to our previously announced plans to offer Quicken and Home Financial Network choices for our customers, our partnership with CheckFree will also allow us to add Microsoft Money to our product line-up."

Customers of banks using CheckFree processing can manage finances and process transactions by telephone, personal computer and other devices as they continue to develop. CheckFree's role is transparent as customers interact directly with their bank -- not with a third-party provider.

"It's important for banks to control the delivery channel," said Peter J. Kight, president and chief executive officer of CheckFree. "CheckFree provides the infrastructure and processing reliability to support virtually any interface and to make electronic home banking a reality for the banking industry."

Today's announcement highlights a 16-month trend. Since January 1, 1996, CheckFree's total number of banks under contract to obtain home banking and bill payment processing has increased from 45 to 248.

Also during the past 16 months, CheckFree's total subscriber base has increased by more than 600 percent, from 244,000 to over 1.5 million consumers. The company expects to have as many as 1.8 million home banking and bill payment subscribers by June 30, 1997.


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ABOUT BARNETT

With more than $40 billion in assets, Barnett Banks, Inc. is the leading financial institution in Florida and ranked in the top 25 in the United States. The company provides a complete line of banking and related financial services to consumers and businesses. Barnett stock (BBI) is listed on the New York Stock Exchange.

ABOUT CHECKFREE

Founded in 1981, CheckFree Corporation (NASDAQ:CKFR, www.checkfree.com), is the leading provider of electronic commerce services, software and related products for more than 1.5 million consumers, 1,000 businesses and 850 financial institutions. CheckFree designs, develops and markets services that enable its customers to make electronic payments and collections, automate paper-based recurring financial transactions and conduct secure transactions on the Internet.

Certain of the Company's statements in this news release contain forward-looking statements that involve risks and uncertainties. These include, without limitation, statements relating to plans and objectives for future operations, the development of the electronic commerce market, the dependence on strategic alliances, the impact of competitive services and products, the timely development and acceptance of new services and products, the timely implementation of client service contracts, and the various risks inherent in the Company's electronic commerce business, and other risks and uncertainties detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission, including the Transition Report on Form 10-K for the six months ended June 30, 1996. One or more of these factors have affected, and could in the future affect, the Company's results of operations for future periods and could cause actual results to differ materially from plans.

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